Exhibit 99.1

FOR IMMEDIATE RELEASE

Dakota Plains HOLDINGS, INC. APPOINTS

WILLIAM DEROSA of lone star value TO ITS BOARD OF DIRECTORS

WAYZATA, Minnesota, (July 22, 2014) -- Dakota Plains Holdings, Inc. (“Dakota Plains”) (NYSE MKT: DAKP) announced today that it has expanded its board of directors from six to seven directors and William DeRosa, of Lone Star Value Management, LLC (“Lone Star Value”) has been appointed to the board to fill the newly created vacancy effective immediately. Lone Star Value beneficially owns 3.5 million shares of Dakota Plains common stock, equating to 6.4% of all shares outstanding.

“We are very pleased to welcome William DeRosa to the board at this exciting time for Dakota Plains,” said Craig McKenzie, Chairman and CEO of Dakota Plains. “Bill’s experience in the capital markets and at Lone Star Value, a fund that specializes in enhancing stockholder value, will enable him to be a strong contributor to the Dakota Plains Board of Directors.”

“Due to the significant growth of oil and gas production in the Bakken and Three Forks region, transloading assets are becoming critical components of midstream infrastructure. Dakota Plains has built a premier transloading facility that has significant scalability and offers diversification through a unique in-bound business. The company will be well-served to focus on this core asset and Bill DeRosa will provide valuable insight in the boardroom as the company works towards this goal and the goal of creating value for all stockholders,” said Jeff Eberwein, Founder and Chief Executive Officer of Lone Star Value.

Mr. DeRosa has served as Director of Research at Lone Star Value Management, LLC since April, 2014. Prior to joining Lone Star Value, Mr. DeRosa was a Senior Analyst on the Special Situations Equity team at Magnetar Capital. Prior to this Mr. DeRosa was an Equity Industrials Analyst at Tudor Investment Management, and previously worked with Mr. Eberwein covering Autos, Transportation and Machinery at Soros Fund Management, LLC. Mr. DeRosa received an MBA from Cornell University’s S.C. Johnson School of Management, and a BA from Hamilton College.

About Dakota Plains Holdings, Inc.

Dakota Plains is an integrated midstream energy company, which competes through its 50/50 joint ventures to provide customers with crude oil offtake services that include marketing, transloading and trucking of crude oil and related products. Direct and indirect assets include a proprietary trucking fleet, over 1000 railroad tank cars, and the Pioneer Terminal transloading facility centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related E&P activity. For more information please visit the corporate website: www.dakotaplains.com.

Cautionary Note Regarding Forward Looking Statements

This announcement contains forward-looking statements that reflect the current views of Dakota Plains, including, but not limited to, statements regarding our future growth and plans for our business and operations. We do not undertake to update our forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of lack of diversification, dependency upon strategic relationships, dependency on a limited number of major customers, competition for the loading, marketing and transporting of crude oil and related products, difficulty in obtaining additional capital that will be needed to implement business plans, difficulties in attracting and retaining talented personnel, risks associated with building and operating a transloading facility, changes in commodity prices and the demand for crude oil and natural gas, competition from other energy sources, inability to obtain necessary facilities, difficulty in obtaining crude oil to transport, increases in our operating expenses, an economic downturn or change in government policy that negatively impacts demand for our services, penalties we may incur, costs imposed by environmental laws and regulations, inability to obtain or maintain necessary licenses, challenges to our properties, technological unavailability or obsolescence, and future acts of terrorism or war, as well as the threat of war and other factors described from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission.

For more information, please contact:

Company Contact	Investor and Media Contact
Tim Brady, CFO	Dan Gagnier, Sard Verbinnen
tbrady@dakotaplains.com	DGagnier@sardverb.com
Phone: 952.473.9950	Phone: 212.687.8080
www.dakotaplains.com	www.sardverb.com

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